Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

AKARI THERAPEUTICS PLC

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Equity	Ordinary Shares, $0.0001 nominal value per share, as represented by American Depositary Shares ("ADSs") (3)	Rule 457(c)	12,750,000,000	$0.0002855	$3,640,125	0.0001381	$502.71

		Total Offering Amounts			$3,640,125		$502.71
		Total Fees Previously Paid					$0
		Total Offsets					$0
		Net Fee Due					$502.71

(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers such indeterminate number of additional ordinary shares represented by ADSs of Akari Therapeutics, Plc (the “Company”) as may be issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions.

(2) Estimated solely for the purposes of calculating the registration fee under Rule 457(c) under the Securities Act, based on the average of the high and low prices for the Company’s ADSs as quoted on the Nasdaq Capital Market on November 12, 2025, adjusted for ADS to ordinary share ratio.

(3) Ordinary shares are represented by ADSs, each of which represents 2,000 ordinary shares of the Company. ADSs issuable upon deposit of the ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-185197). Consists of 12,750,000,000 ordinary shares represented by 6,375,000 ADSs issuable upon exercise of warrants issued in a private placement, which may be sold by the selling shareholders identified in the registration statement of which this exhibit forms a part. The Company will not receive any proceeds from the sale of its ADSs by the selling shareholders.